UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Franklin Electronic Publishers, Incorporated

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	22-2476703
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, NJ	08016-4907
(Address of Principal Executive Office)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $.01 par value	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

This Registration Statement (Registration No. 001-13198) relates to the common stock of Franklin Electronic Publishers, Incorporated (the “Registrant”). This Amendment No. 2 amends and restates Item 1, Description of Registrant’ Securities to be Registered, to read as follows:

Item 1.	Description of Registrant’s Securities to be Registered.

General

The Registrant’s authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of preferred stock, $2.50 par value.

Common Stock

Holders of the Common Stock have one vote per share and do not have preemptive or cumulative voting rights. Shares of the Common Stock are not redeemable, do not have conversion rights and are not liable for assessments or further calls. The holders of the Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor. The Company has never paid cash dividends on its Common Stock and does not intend to pay dividends in the immediate future.

Subject to the rights of holders of any outstanding preferred stock, which may be issued by the Board of Directors without action by the shareholders, holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon liquidation, to share pro rata in any distribution to shareholders.

Series A 10% Convertible Preferred Stock

The full description of the Registrant’s Series A 10% Convertible Preferred Stock (which is convertible into Common Stock) is contained in the Amended and Restated Statement of Rights and Preferences authorizing the Series A 10% Convertible Preferred Stock, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed May 23, 2001 (File No. 001-13198).

Each share of the Convertible Preferred Stock has a stated value (“Stated Value”) of $1,000. The holder of the Convertible Preferred Stock is entitled to receive a dividend, payable in additional shares of the Convertible Preferred Stock, equal to 2.5% of the outstanding shares of Convertible Preferred Stock held by such holder on June 30, 2001 and equal to 5% of the outstanding shares of Convertible Preferred Stock held by such holder on each December 31 and June 30 thereafter.

The Convertible Preferred Stock may be converted at any time at the election of the holder thereof. Each share of Convertible Preferred Stock is initially convertible into that number of shares of Common Stock as is determined by dividing the Stated Value by $5 which amount, as adjusted or reset at anytime, (the “Conversion Price”).

If at any time while the Convertible Preferred Stock is outstanding the Company sells publicly or privately (i) shares of its Common Stock (other than any shares of Common Stock that may be issued pursuant to the Company’s Restricted Stock Plan or any successor thereto or upon the exercise of any options issued to employees, directors or consultants theretofore or thereafter granted by the Company), (ii) securities convertible into shares of its Common Stock, or (iii) options or warrants (other than options issued to employees, directors or consultants) to purchase shares of its Common Stock or securities convertible into shares of its Common Stock at a sale, conversion or exercise price per share, as the case may be, less than the Conversion Price then in effect, the Conversion Price shall be reset to the sale, conversion or exercise price per share, as the case may be.

The holder of the Convertible Preferred Stock has the right to one vote for each share of Common Stock into which such Convertible Preferred Stock could then be converted.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holder of the Convertible Preferred Stock is entitled to be paid out of the Company’s assets available for distribution to its shareholders, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock or any other class or series of capital stock ranking junior to the Convertible Preferred Stock, an amount in cash per outstanding share of the Convertible Preferred Stock equal to the Stated Value.

Transfer Agent and Registrar

Registrar and Transfer Company, Cranford, New Jersey is the transfer agent and registrar of the Common Stock.

Reports to Shareholders

The Company furnishes annual reports to its shareholders containing audited financial statements and a report thereon by its independent public accounts.

Item 2.	Exhibits.

The following exhibits are filed with this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION	LOCATION

3.1	Certificate of Incorporation	Incorporated by reference to Exhibit 3.01 to Registrant’s Registration Statement on Form S-1 (File No. 3-6612).

3.2	Articles of Amendment to the Certificate of Incorporation	Incorporated by reference to Exhibit 3.02 to Registrant’s 1990 report on Form 10-K for the year ended March 31, 1990.

3.3	Articles of Amendment to the Certificate of Incorporation	Filed herewith

3.4	Amended and Restated Statement of Rights and Preferences of Series A 10% Convertible Preferred Stock	Incorporated by reference to Exhibit 4.1 to Registrant’s current report on Form 8-K filed May 23, 2001 (File No. 001-13198).

3.5	Bylaws	Incorporated by reference to Exhibit 3.02 to Registrant’s Registration Statement on Form S-1 (File No. 3-6612).

3.6	Amendment to Bylaws	Incorporated by reference to Exhibit A to Registrant’s Proxy Statement relating to the 1987 Annual Meeting of Shareholders.

EXHIBIT NUMBER	DESCRIPTION	LOCATION

3.7	Amendment to Bylaws	Incorporated by reference to Exhibit 3.05 to Registrant’s 1990 report on Form 10-K for the year ended March 31, 1990.

4.1	Specimen of Common Stock Certificate	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Franklin Electronic Publishers, Incorporated

By:	/s/ Arnold D. Levitt
	Name:	Arnold D. Levitt
	Title:	Chief Financial Officer

Dated: October 27, 2003